EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  333-127626, 333-127631, 333-127750, 333-136662, 333‑153157, 333-157726, 333-176247, and 333-181430) of ACCO Brands Corporation of our report dated February 25, 2014, with respect to the consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity (deficit), for each of the years in the three-year period ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting, which report is included in the December 31, 2013 annual report on Form 10-K of ACCO Brands Corporation.

Our report dated February 25, 2014 on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that ACCO Brands Corporation did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to U.S. and Canadian information technology general controls related to the configuration set-up of the system, user access and change management controls for the Mead C&OP business has been identified and included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A(c) of the December 31, 2013 annual report on Form 10-K of ACCO Brands Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2014